Exhibit 4

PLEDGE AGREEMENT

     THIS PLEDGE AGREEMENT (this “Agreement”) dated as of March 28, 2005, is made by Victory Acquisition Corp. (the “Pledgor”) in favor of Vialta, Inc. (“Target”). Capitalized terms used herein which are not defined herein shall have the meanings given them in the Merger Agreement referred to below.

RECITALS

     WHEREAS, pursuant to that certain Agreement and Plan of Reorganization dated as of March 28, 2005 between the Pledgor and Target (the “Merger Agreement”) Pledgor shall merge with and into Target (the “Merger”);

     WHEREAS, the Pledgor owns the capital stock of Target described on Exhibit A (the “Securities”) certain of which are held in or will be transferred to certain securities accounts described on Exhibit A attached hereto (together with any successor or replacement account and all subaccounts therein, the “Accounts”);

     WHEREAS, Target has required as a condition, among other things, to entering into the Merger Agreement, and in order to secure the prompt and complete payment by Pledgor of its obligations to pay any Shortfall in the Merger Consideration to the Exchange Agent as, when and to the extent provided in Section 6.2(a) of the Merger Agreement (collectively, the “Payment Obligation”) that the Pledgor execute and deliver this Agreement to Target. As used in this Agreement, the term “Payment Default” shall mean the failure of Pledgor to pay when and as due such Payment Obligation as required under the Merger Agreement;

     WHEREAS, Target has also required that as a condition of the Merger, Pledgor enter into that certain Voting Agreement of even date herewith regarding the voting of Target’s securities held by Pledgor in connection with the Merger (the “Voting Agreement”).

     NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Grant of Security Interest. The Pledgor hereby grants to Target, for the benefit of Target, as security for the prompt and complete satisfaction of the Payment Obligation, a security interest in all of the Pledgor’s now owned or hereafter acquired right, title and interest in the Securities and all replacements, renewals, substitutions and proceeds thereof, and the Accounts (together with all of the Securities collectively referred to as the “Pledged Interests”), all rights, privileges, authority and powers as owner or holder of the Securities, including all contract rights related thereto, all documents, instruments or certificates representing or evidencing the Securities, and all dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, the Securities, and any and all proceeds of any of the foregoing (collectively, the “Pledged Collateral”).

     2. Perfection of Security Interest. The Pledgor agrees (i) to deliver, or cause to be delivered, to Target or Target’s nominee, all certificates evidencing any of the Pledged Collateral together with appropriate transfer powers executed in blank, (ii) Target is authorized to record such financing statements as Target may deem necessary or desirable to perfect the security interests granted herein, (iii) to cause any securities intermediary with custody of any Pledged Collateral to deliver an agreement in form and substance satisfactory to Target, providing Target with “control” (as defined in Section 9-106 of the Uniform Commercial Code as in effect in the State of California) of such Pledged Collateral, and (iv) to take such other steps as Target may from time to time reasonably request to perfect and maintain Target’s security interest in the Pledged Collateral as a first priority security interest under applicable law.

     3. Voting Rights. So long as no Payment Default shall have occurred and be continuing, during the term of this Agreement, the Pledgor shall have the right to vote with respect to the Securities and to give consents, ratifications and waivers with respect thereto, subject to the Voting Agreement. Target shall, at the request of the Pledgor, provide the Pledgor with appropriate proxies and any other documents necessary or appropriate to permit the Pledgor to exercise the rights set forth in the preceding sentence.

     4. Dividends and Other Distributions. Unless a Payment Default has occurred and is continuing, any and all dividends or distributions paid in respect of the Securities shall be distributed or caused to be distributed to the Pledgor; provided, however, that (a) during the existence of a Payment Default all such amounts shall be paid over to Target and (b) any cash paid, payable or otherwise distributed in redemption of, in exchange for, or as a return of, the Pledgor’s capital investment in any Securities shall be paid directly to Target and any such amounts described in this provision, if received by the Pledgor, shall be held in trust for the benefit of Target, segregated from other property or funds of the Pledgor, and forthwith delivered to Target as Pledged Collateral in the same form as so received (with any necessary endorsement). Such amounts paid directly to Target as described in the immediately preceding sentence shall be held by Target as cash collateral for the Payment Obligation and any damages owing by the Pledgor for a breach thereof.

     5. Representations. The Pledgor warrants and represents as follows:

     (a) The Pledgor has the power and authority to execute, deliver and perform this Agreement and to grant to Target the security interests in the Pledged Collateral. No consent, approval, or authorization of, or declaration or filing with, any governmental authority, and no consent of any other person, is required in connection with the Pledgor’s execution, delivery, and performance of this Agreement except for those already duly obtained. This Agreement has been duly executed and delivered by the Pledgor, and constitutes the legal, valid and binding obligation of the Pledgor, enforceable against it in accordance with its terms. The Pledgor’s execution, delivery, and performance of this Agreement does not, and will not, conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any lien upon, the Pledged Collateral by reason of the terms of (i) any contract, mortgage, lien, lease, agreement, indenture, or instrument to which the Pledgor is a party or which is binding upon it or its property except as provided in this Agreement or (ii) any judgment, law, statute, rule or governmental regulation applicable to the Pledgor.

     (b) The Pledgor is the sole, direct, legal and beneficial owner of each of the Pledged Interests and the only securities entitlement holder with respect to each of the Pledged Interests which constitute securities entitlements, and each of the Pledged Interests as applicable, have been duly authorized and are fully paid and nonassessable.

     (c) There are no restrictions upon the voting rights associated with any of the Pledged Collateral other than those under the Voting Agreement.

     (d) The Pledgor has the right, subject to the provisions of this Agreement, (i) to vote the Securities, subject to the terms of the Voting Agreement, and (ii) to pledge and grant a security interest in all or any part of the Pledged Collateral, free of any lien or other charge, encumbrance or restriction.

     6. Subsequent Changes Affecting Pledged Collateral. The Pledgor represents to Target that the Pledgor has made its own arrangements for keeping informed of changes or potential changes affecting the Pledged Collateral (including, but not limited to, rights to convert, rights to subscribe, payment of interest, dividends, reorganization or other exchanges, tender offers and voting rights), and the Pledgor agrees that Target shall have no responsibility or liability for informing the Pledgor of any such changes or potential changes or for taking any action or omitting to take any action with respect thereto.

     7. Pledged Interests Adjustments. In the event that, during the term of this Agreement, any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of Target (including, without limitation, the issuance of additional shares of capital stock), then Target shall have a security interest in all equity and non-equity securities issued to or acquired by the Pledgor by reason of any such change or exercise with respect to any Pledged Interest, and such shares or other securities shall become part of the Pledged Collateral.

     8. Warrants, Options and Other Rights. In the event that, during the term of this Agreement, subscription warrants or any other rights or options shall be issued by Target on account of the Securities, then Target shall have a security interest in such warrants, rights and options, and such warrants, rights and options shall become part of the Pledged Collateral.

     9. Pledged Collateral Covenants. Except as otherwise provided in the Merger Agreement, the Pledgor agrees that it will not (a) sell or transfer any of the Securities without the prior written consent of Target, or (b) create or permit to exist any lien, security interest, or other charge or encumbrance or restriction upon or with respect to any of the Pledged Collateral, except for the security interest granted under this Agreement and the application of federal and state securities laws generally.

     10. Remedies of Target. Upon the occurrence and during the continuance of any Payment Default, Target shall have such powers of sale and other powers as may be conferred by applicable law with respect to the Pledged Collateral including, without limitation, all of the rights and remedies with respect to the Pledged Collateral of a secured party under the Uniform Commercial Code as in effect in the State of California. With respect to such Pledged Collateral or any part thereof, which shall then be in, or shall thereafter come into, the possession or custody of Target or which Target shall otherwise have the ability to transfer under applicable law, Target may, in its sole discretion, without notice except as specified below, upon the occurrence and during the continuance of any Payment Default, sell or cause the same to be sold at any broker’s board or at public or private sale, in one or more sales or lots, at such price as Target reasonably may deem best, for cash or on credit or for future delivery, without assumption of any credit risk on the part of Target and the purchaser of any or all of the Pledged Collateral so sold shall thereafter own the same, absolutely free from any claim, encumbrance or right of any kind whatsoever and any sale of the Pledged Collateral conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to the Pledged Collateral shall be deemed to be commercially reasonable. Except with respect to any of the Pledged Collateral which threatens to decline speedily in value or is, or becomes, of a type sold on a recognized market, Target will give the Pledgor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Notwithstanding any provision to the contrary contained herein, any requirements of reasonable notice shall be met if ten (10) Business Days’ notice of such sale or disposition is provided to the Pledgor. Any other requirement of notice, demand or advertisement for sale is, to the extent permitted by law, waived. Target may, in its own name or in the name of a designee or nominee, buy all or any part of the Pledged Collateral at any public sale and, if permitted by applicable law, buy all or any part of the Pledged Collateral at any private sale. In connection with any disposition of Pledged Collateral after a Payment Default, the Pledgor agrees to execute and deliver to Target such documents of transfer as Target may from time to time request to enable Target to transfer the Securities into its name or the name of its nominee, or to register any of the Securities to Target.

     11. Term. This Agreement shall remain in full force and effect until the earlier of the time at which (i) the Payment Obligation shall have been paid and satisfied in full or (ii) the Merger Agreement shall have been terminated pursuant to its terms other than solely for failure of Pledgor to perform the Payment Obligation. Upon the termination of this Agreement as provided in the immediately preceding sentence, Target shall promptly thereafter (i) deliver to or at Pledgor’s direction all certificates representing the Pledged Collateral, (ii) file a termination of any financing statement filed by Target to perfect the security interest in the Pledged Collateral under this Agreement and (iii) notify any securities intermediary (as such term is defined in the UCC) who holds any Pledged Collateral of the termination of this Agreement and take such further steps as the securities intermediary or the Pledgor shall require to release the security interest granted in the Pledged Collateral in such securities intermediary’s possession or control to Pledgor and to free such Pledged Collateral from any security interest therein granted in this Agreement.

     12. Expenses. The Pledgor agrees to pay to Target all reasonable expenses (including, without limitation, reasonable attorneys’ fees and costs) incident to, (a) the exercise or enforcement of any of the rights of Target hereunder, and (b) the failure by the Pledgor to perform or observe any provision hereof.

     13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Pledgor, Target and their respective successors and assigns. The Pledgor’s successors and assigns shall include, without limitation, a receiver, trustee or debtor-in-possession of, or for, the Pledgor.

     14. Applicable Law and Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     15. Further Assurances. The Pledgor agrees that it will cooperate with Target and will execute and deliver, or cause to be executed and delivered, all such stock powers, proxies, instruments and documents and will take all such other action as Target may reasonably request from time to time in order to carry out the provisions and purposes hereof.

     16. Waiver of Jury Trial. THE PLEDGOR AND TARGET IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

     17. Target Appointed Attorney-in-Fact. The Pledgor hereby appoints Target as the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in Target’s discretion, to take any action and to execute any instrument or agreement which Target may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any interest payment, dividend or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same. This power of attorney created under this Paragraph, being coupled with an interest, shall be irrevocable for the term of this Agreement and thereafter as long as the Payment Obligation shall be outstanding.

     18. Target’s Duty. Target shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law including, without limitation, those acts, omissions, errors or mistakes with respect to the Pledged Collateral, except for those arising out of or in connection with (a) Target’s gross negligence or willful misconduct, or (b) the loss of any certificate evidencing any of the Pledged Collateral which is in the physical possession of Target. Without limiting the generality of the foregoing, Target shall be under no obligation to take any steps necessary to preserve rights in the Pledged Collateral against any other parties but may do so at its option, and all reasonable expenses incurred in connection therewith shall be for the sole account of the Pledgor.

     19. Notices. Any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered (a) four (4) Business Days after deposit in the United States mails, with proper postage prepaid, (b) when properly transmitted if sent by facsimile with receipt confirmed, (c) one (1) Business Day after being deposited with a reputable overnight courier with all charges prepaid, or (d) when delivered, if hand-delivered, by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number set forth on the signature page of this Agreement. If the Pledgor refuses any such delivery, a notice so refused shall nonetheless be deemed delivered.

     20. Counterparts; Facsimile Execution. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument. Delivery of any executed copy of this Agreement by facsimile shall be equally as effective as delivery of a manually-executed original of this Agreement. If the Pledgor delivers an executed copy of this Agreement by facsimile, the

Pledgor shall also deliver a manually-executed original, but the failure of the Pledgor to do so shall not affect the validity, enforceability or binding effect of this Agreement against the Pledgor.

     21. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

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     IN WITNESS WHEREOF, the Pledgor and Target have executed this Agreement as of the day and year first above written.

Victory Acquisition Corp.
By:	/s/ Fred Shiu Leung Chan
Title: President

Notice Address: 19770 Stevens Creek Blvd. Cupertino, California 95014 AGREED & ACCEPTED: Vialta, Inc.
By:	/s/ Didier Pietri
Its: CEO

Notice Address: 48461 Fremont Blvd. Fremont, CA 94538 Attn: Didier Pietri With a copy to: Kaye Scholer LLP 1999 Avenue of the Stars, Suite 1700 Los Angeles, CA 90067 Attn: Barry L. Dastin

EXHIBIT A

32,039,840 shares of the common stock of Vialta, Inc.

Account No. #4495T432 at Smith Barney, a division of Citigroup Global Markets Inc.

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